Exhibit 99.2

FOR IMMEDIATE RELEASE

American Vanguard Completes Acquisition of Grupo Agricenter

Acquisition strengthens markets access in the Latin-American region

Newport Beach, CA – October 30, 2017 – American Vanguard Corporation (NYSE:AVD) announced today that its wholly owned subsidiary AMVAC Netherlands BV, has completed the acquisition of Grupo Agricenter, a leader in agricultural solutions in Central America and the Caribbean. Terms of the deal were not disclosed.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection, turf and ornamentals management and public health applications. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

About Grupo Agricenter

Grupo Agricenter is a leader in agricultural solutions with presence in more than 7 countries in the Central America and Caribbean region. It is the first company certified as carbon neutral in its category of business. Possess a proactive and dynamic team with a successful commercial platform, and a well consolidated program of Corporate Social Responsibility.

In addition, Grupo Agricenter has developed its own line of products such as Greenplants and maintains partnerships with key partners such as Adama, BASF, Deccco, FMC, among others. Its structure is based on three fundamental pillars: Research and Development program (LIFE), a committed professional team, and a commercial platform with personalized attention and high quality products.

Contact Information American Vanguard Corporation William A. Kuser, Director of Investor Relations (949) 260-1200 williamk@amvac-chemical.com	The Equity Group Inc. Lena Cati (212) 836-9611 / Lcati@equityny.com www.theequitygroup.com